EXHIBIT 5.1







                                  June 11, 1998



Avert, Inc.
301 Remington Street
Fort Collins, CO  80524


Gentlemen:

     We have acted as counsel for Avert, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-8 of 525,000 of the Company's Common Stock, no par value (the "Shares") covered by the Avert, Inc. Amended and Restated 1994 Stock Incentive Plan (the "Plan"). The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

     We have examined the Articles of Incorporation, as amended, the Bylaws and the Minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado and a copy of the Registration Statement.

     Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued pursuant to the terms of the Plan will be fully paid and nonassessable.

     We hereby consent to the use of this opinion as a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Baker & Hostetler LLP



                                        BAKER & HOSTETLER LLP